Exhibit 11

                        COMPUTATION OF PER SHARE EARNINGS

     The table below presents information necessary for the computation of loss per share of the Common Stock, on both a primary and fully diluted basis, for the period from inception through December 31, 2002.


                                                   Period From Inception Through
                                                          December 31, 2002
Net loss applicable to shares of Common Stock and
Common Stock equivalents                                          ($402,598)

Average number of shares of Common Stock outstanding               3,393,625

Common Stock equivalent                                            ___-0-___

Total shares of Common Stock and Common Stock
Equivalents                                                       20,815,000

Primary loss per share of Common Stock                              ($0.12)

Fully diluted loss per share of Common Stock                        ($0.12)

Common Stock equivalents are considered anti-dilutive because of the net losses incurred by the Company.